CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT is made and entered into as of the 1st day of April, 2000, by and between Tredegar Corporation, a Virginia corporation, 1100 Boulders Parkway, Richmond, Virginia (hereinafter called "Tredegar"), and Richard W. Goodrum, an individual residing at 12830 River Hills Drive, Midlothian, Virginia (hereinafter called "Goodrum").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, Tredegar and Goodrum entered into a consulting agreement dated as of March 31, 1996, as amended as of July 1, 1997 (the "1996 Agreement");

         WHEREAS, Tredegar and Goodrum desire to terminate the 1996 Agreement and enter into a new relationship.

         NOW THEREFORE, the parties hereto mutually agree as follows:

         1.  Effective as of the date hereof, the 1996 Agreement is terminated.

         2. During the term of this Agreement, Goodrum agrees to serve as a member of Tredegar's Executive Committee for such period as may be requested by Tredegar and its Board of Directors.

         3. Goodrum agrees to remain generally familiar with the affairs of Tredegar and its subsidiaries and make himself available for advice, meetings and consultation (by telephone or in person).

         4. Tredegar agrees to provide Goodrum with office space, limited secretarial assistance and access to business publications and internal documents so as to enable Goodrum to be effective in performing his duties hereunder. Goodrum shall be invited to attend, but is not required to be present at, all Management Committee meetings.

         5. For the services rendered hereunder by Goodrum (including his service as a member of Tredegar's Executive Committee), Tredegar shall pay Goodrum and Goodrum hereby accepts as full compensation therefor the annual amount of $20,000, which payment will be made in quarterly installments in advance and prorated for any partial year.

         6. Tredegar will reimburse Goodrum for his reasonable expenses incurred in the performance of his services hereunder, provided that such expenses shall be approved by another member of Tredegar's Executive Committee.

         7. During the term of this Agreement, Goodrum shall be deemed for all purposes an independent contractor and not an "employee" of Tredegar.


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         8.  This Agreement  shall  be  in  effect  so long as Goodrum remains a member of Tredegar's Executive Committee.

         9. This Agreement shall be construed and interpreted under the laws of Virginia.

         IN WITNESS WHEREOF, Tredegar Corporation has caused this instrument to be signed in its name by its duly authorized officer and Richard W. Goodrum has hereunto set his hand, all as of the day and year first above written.

                                                     TREDEGAR CORPORATION



                                                     By  /s/ John D. Gottwald
                                                        ------------------------
                                                        John D. Gottwald
                                                        President


                                                      /s/ Richard W. Goodrum
                                                     ---------------------------
                                                     Richard W. Goodrum

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